SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of Earliest event Reported): September 15, 2002


                             CARSUNLIMITED.COM, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

     Nevada                            000-28195                  11-3535204
------------------            ----------------------           -----------------
(State or other jurisdiction   (Commission File Number)      (IRS Employer
   of incorporation                                             ID Number)
   or  organization)


                     PO Box 446, Seacliff, New York  11579
                     --------------------------------------
                    (Address of principal executive offices)

                                 (516)671-5551
                                 --------------
                         (Registrant's Telephone Number)

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ITEM  5.  OTHER  EVENTS.

     On May 22, 2002, Anthony Genova, our President, Joseph Marks, a Director of the Company and the Company's VP of Internet Marketing Development, William Quinn, a director of the Company and the Company's Treasurer and Secretary, Lawrence Genova, a director of the Company, and Michael Makropoulos, a director of the Company (collectively, the "Sellers") entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with Douglas Shih, Loyalty United
(US), Inc. and CH Ventures, Inc. (collectively, the "Buyers") pursuant to which the Sellers were to sell to the Buyers, in the aggregate, 21,000,000 shares of the Company's Common Stock for $273,000 (the "Purchase Price").

     In furtherance of the Closing, which was expected to have happened in June 2002, the Company entered into an Asset Purchase Agreement with Anthony Genova, our Director and Chief Executive Officer. Pursuant to the Asset Purchase Agreement, Mr. Genova was to acquire substantially all of the Company's assets and assume substantially all of the Company's liabilities. In consideration for the acquired assets, Mr. Genova was to release the Company from all liabilities that the Company owed to Mr. Genova, including, without limitation, $114,000 in accrued salary. The closing of the transactions contemplated by the Asset Purchase Agreement was scheduled to occur simultaneously with the Closing of the transactions contemplated by the Stock Purchase Agreement.

     On July 24, 2002, the Buyers requested an extension of the Closing until August 8, 2002 and the parties entered into a letter agreement providing for such an extension. Thereafter, on August 12, 2002, the Buyers requested a second extension until September 6, 2002. As of the date hereof the Buyers have not made payment as per the Closing requirements. The penalty payments have not been met and the Company has notified the Buyers of their breach of the Agreement and the related extension grants. The Company intends to seek an operating company for merger, acquisition, or joint venture partnership. Management can give no assurance that a suitable candidate company will be found or such a merger, acquisition, or partnership agreement will be concluded.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  September 30,  2002

       CARSUNLIMITED.COM,  INC.


       By:  /s/  Anthony  Genova
           --------------------
           Anthony  Genova,  President

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